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                                                                    EXHIBIT 12.1

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                     SIX MONTHS ENDED                                                THREE MONTHS
                                         JUNE 30,                 YEAR ENDED DECEMBER 31,               ENDED        YEAR ENDED
                                    -------------------   ----------------------------------------   DECEMBER 31,   SEPTEMBER 30,
                                      2002       2001       2001       2000      1999       1998         1997           1997
                                    --------   --------   --------   --------   -------   --------   ------------   -------------
                                                                (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
Income before income taxes........  $ 90,083   $299,198   $557,612   $229,743   $45,629   $199,981     $62,616        $182,410
Less earnings from affiliates, net
  of dividends....................   (13,511)   (17,442)   (26,386)   (21,540)      343        305          25            (450)
Add amortization of capitalized
  interest........................       409        384        768        661       526        516          85             319
Add fixed charges as adjusted
  (from below)....................    30,603     28,727     63,774     37,655    31,165     16,040       4,107          16,980
                                    --------   --------   --------   --------   -------   --------     -------        --------
    Earnings......................  $107,584   $310,867   $595,768   $246,519   $77,663   $216,842     $66,833        $199,259
                                    --------   --------   --------   --------   -------   --------     -------        --------
Fixed charges:
  Interest expense:
    Interest on indebtedness......  $ 11,282   $ 11,503   $ 22,921   $ 28,122   $30,088   $ 14,974     $ 3,858        $ 15,993
    Capitalized...................       735        748      1,609      2,021       154      2,648         297           1,191
  Amortization of debt related
    costs (1).....................    17,751     15,474     37,801      7,248       307        489         121             527
  Interest portion of rental
    expense.......................     1,570      1,750      3,052      2,285       770        577         128             460
                                    --------   --------   --------   --------   -------   --------     -------        --------
  Fixed charges before
    adjustments...................    31,338     29,475     65,383     39,676    31,319     18,688       4,404          18,171
  Less capitalized interest.......      (735)      (748)    (1,609)    (2,021)     (154)    (2,648)       (297)         (1,191)
                                    --------   --------   --------   --------   -------   --------     -------        --------
  Fixed charges as adjusted.......  $ 30,603   $ 28,727   $ 63,774   $ 37,655   $31,165   $ 16,040     $ 4,107        $ 16,980
                                    --------   --------   --------   --------   -------   --------     -------        --------
Ratio (earnings divided by fixed
  charges before adjustments).....      3.43      10.55       9.11       6.21      2.48      11.60       15.18           10.97
                                    --------   --------   --------   --------   -------   --------     -------        --------

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(1) Includes deferred financing, discount and premium amortization